Exhibit 10.5

RMCO, LLC

FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Dated as of October 1, 2013

THE COMPANY INTERESTS REPRESENTED BY THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH COMPANY INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

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RMCO, LLC

FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of October 1, 2013, is entered into by and among RMCO, LLC, a Delaware limited liability company (the “Company”), and its Members (as defined herein).

WHEREAS, RE/MAX International Holdings, Inc. (“RIHI”), as sole Member, entered into that certain Limited Liability Company Agreement of the Company, dated as of April 15, 2010;

WHEREAS, RIHI and Weston Presidio V, L.P. (collectively, the “Original Members”) entered into that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of April 16, 2010;

WHEREAS, the Original Members entered into that certain Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 15, 2012;

WHEREAS, the Original Members entered into that certain Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 1, 2013 (the “Third LLC Agreement”);

WHEREAS, the Company and the Original Members desire to have RE/MAX Holdings, Inc., a Delaware corporation (“Holdings”), effect an initial public offering  (the “IPO”) of shares of its Class A Common Stock, par value $0.0001 (the “Class A Common Stock”), and in connection therewith, to amend and restate the Third LLC Agreement to reflect (i) a recapitalization of the Company (the “Recapitalization”), (ii) the addition of Holdings as a Member in the Company and its designation as sole Manager (as defined herein) of the Company, and (iii) the rights and obligations of the Members which are enumerated and agreed upon in the terms of this Agreement effective as of the Effective Time (as defined herein), pursuant to which the Third LLC Agreement and the Letter Agreement (as defined herein) shall be superseded entirely by this Agreement;

WHEREAS, in connection with the Recapitalization, (i) WP’s prior Class A Preferred Units (as defined in the Third LLC Agreement) will be converted into Preferred Units (as defined herein) and Common Units (as defined herein) and (ii) RIHI’s prior Class B Common Units (as defined in the Third LLC Agreement) will be converted into Common Units;

WHEREAS, exclusive of the Over-Allotment Option (as defined below), Holdings will sell shares of its Class A Common Stock to public investors in the IPO and will use approximately $27.3 million of the net proceeds received from the IPO (the “Net IPO Proceeds”) to purchase the HBN/Tails Assets (as defined herein);

WHEREAS, following the Recapitalization, the IPO, and Holdings’ purchase of the HBN/Tails Assets, Holdings will subsequently contribute the HBN/Tails Assets (the “HBN/Tails Contribution”) to the Company in exchange for Common Units worth approximately $27.3 million pursuant to that certain Contribution Agreement (as defined herein);

WHEREAS, following the HBN/Tails Contribution, Holdings will use the Net IPO Proceeds remaining after its purchase of the HBN/Tails Assets (the “Remaining Net IPO Proceeds”) to purchase newly issued Common Units from the Company pursuant to that certain Common Unit Purchase Agreement (as defined herein);

WHEREAS, following the Company’s receipt of the Remaining Net IPO Proceeds from Holdings in exchange for the Company’s delivery of newly issued Common Units to Holdings, the Company will pay to WP $49,850,000 of the Remaining Net IPO Proceeds in order to completely redeem the Preferred Units held by WP (the “WP Preferred Unit Redemption”) and to satisfy the liquidation preference associated with the Preferred Units;

WHEREAS, following the WP Preferred Unit Redemption, the Company will pay $ $76,931,250.00 to WP from the rest of the Remaining Net IPO Proceeds in order to redeem all Common Units held by WP (the “WP Common Unit Redemption”) and will thereafter pay $ $40,063,743.50 to RIHI in order to redeem Common Units held by RIHI (the “RIHI Initial Common Unit Redemption”);

WHEREAS, as a result of the Recapitalization and the related transactions described above, WP will be fully redeemed and will no longer be a Member;

WHEREAS, Holdings may issue additional Class A Common Stock in connection with the IPO as a result of the exercise by the underwriters of their over-allotment option (the “Over‑Allotment Option”) and, if the Over-Allotment Option is in fact exercised in whole or in part, any additional net proceeds (the “Net Over-Allotment Proceeds”) also shall be used by Holdings to purchase newly issued Common Units pursuant to the Common Unit Purchase Agreement;

WHEREAS, following the Company’s receipt of any Net Over-Allotment Proceeds from Holdings in exchange for the Company’s delivery of newly issued Common Units to Holdings, the Company will, in turn, use such Net Over-Allotment Proceeds to redeem additional Common Units held by RIHI (the “RIHI Over-Allotment Option Common Unit Redemption”);

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“Additional Member” has the meaning set forth in Section 12.2.

“Adjusted Capital Account Deficit” means with respect to any Capital Account as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Person’s Capital Account balance shall be:

(i)         reduced for any items described in Treasury Regulation Section 1.704- 1(b)(2)(ii)(d)(4), (5), and (6), and

(ii)       increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704- 1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Admission Date” has the meaning set forth in Section 10.6.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement).

“Agreement” has the meaning set forth in the Preamble.

“Appraiser” has the meaning set forth in Section 15.2.

“Assignee” means a Person to whom a Company Interest has been transferred but who has not become a Member pursuant to Article XII.

“Assumed Tax Liability” means, with respect to a Member, an amount equal to the Distribution Tax Rate multiplied by the aggregate amount of all items of income, gain, deduction, loss and credit allocated to a Member pursuant to Section 5.5; provided such Assumed Tax Liability shall be computed, in the case of Holdings, without regard to any reduction in taxable income attributable to any “Basis Adjustments” (as such term is defined in the Tax Receivable Agreements).

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Book Value” means, with respect to any Company property, the Company’s adjusted basis for U.S. federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(d)-(g).

“Brokerage” means RE/MAX Brokerage, LLC, a Delaware limited liability company and a Subsidiary of the Company.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in Denver, Colorado generally are authorized or required by law to close.

“Capital Account” means the capital account maintained for a Member pursuant to Section 5.1.

“Capital Contribution” means any cash, cash equivalents, promissory obligations or the Fair Market Value of other property which a Member contributed to the Company.

“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the Redeemed Units Equivalent.

“Certificate” means the Company’s Certificate of Formation as filed with the Secretary of State of Delaware.

“Change of Control Transaction” means a sale of all or substantially all of the Company’s assets determined on a consolidated basis or a sale of (a) a majority of the Company’s outstanding Units or (b) a majority of the outstanding voting securities of any Subsidiary of the Company; in either case, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise), provided,  however, that neither (x) a transaction solely for the purpose of changing the jurisdiction of domicile of the Company, nor (y) a transaction solely for the purpose of changing the form of entity of the Company, shall constitute a Change of Control Transaction.

“Class A Preferred Unit” has the meaning set forth in Article 1 of the Third LLC Agreement.

“Class A Common Stock” has the meaning set forth in the Recitals.

“Class A Common Unit” has the meaning set forth in Article 1 of the Third LLC Agreement.

“Class B Common Stock” means Class B Common Stock, par value $0.0001 per share, of Holdings.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Unit” means a Unit representing a fractional part of the Company Interests of the Members and having the rights and obligations specified with respect to the Common Units in this Agreement.

“Common Unitholder” means a holder of Common Units.

“Common Unit Purchase” has the meaning set forth in Section 3.3(c).

“Common Unit Purchase Agreement” means that certain Common Unit Purchase Agreement between Holdings and the Company and dated as of the date hereof.

“Common Unit Redemption Price” means the arithmetic average of the volume weighted average prices for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which Class A Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the five (5) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock.  If the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then a majority of the Independent Directors shall determine the Common Unit Redemption Price in good faith.

“Company” has the meaning set forth in the Preamble.

“Company Interest” means the interest of a Member in Profits, Losses and Distributions.

“Contribution Agreement” means that certain Contribution Agreement between Holdings and the Company and dated as of the date hereof.

“Contribution Notice” has the meaning set forth in Section 11.1(b).

“Credit Agreement” means that certain Credit Agreement, dated as of July 31, 2013, by and among the Company, RE/MAX LLC, the several lenders from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the lenders, including all exhibits, schedules and attachments thereto, as such Credit Agreement is in effect as of July 31, 2013, as the same may be amended, refinanced, restated, supplemented or otherwise modified from time to time.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del.L. § 18-101, et seq., as it may be amended from time to time, and any successor to the Delaware Act.

“Distributable Cash” shall mean, as of any relevant date on which a determination is being made by the Manager regarding a potential distribution pursuant to Section 4.1(a), the amount of cash that could be distributed by the Company pursuant to the Credit Agreement (and without otherwise violating any applicable provisions of the Credit Agreement).

“Distribution” (and, with a correlative meaning, “Distribute”) means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided,  however, that none of the following shall be a Distribution:  (i) any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units, (ii) any payments made by the Company to Holdings pursuant to the Management Services Agreement (which shall be treated as payments made by the Company to Holdings under Section 707(a) of the Code), or (iii) any other payment made by the Company to a Member that is not properly treated as a “distribution” for purposes of Sections 731, 732, or 733 or other applicable provisions of the Code.

“Distribution Tax Rate” shall mean a rate equal to the highest effective marginal combined federal, state and local income tax rate for a Fiscal Year prescribed for a Colorado resident, as determined in the reasonable discretion of the Manager.

“Effective Time” has the meaning set forth in Section 16.15.

“Equity Compensation Notice” has the meaning set forth in Section 3.4(c)(i).

“Equity Securities” means (i) Units or other equity interests in the Company or any Subsidiary of the Company (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the Manager pursuant to the provisions of this Agreement, including rights, powers and/or duties senior to existing classes and groups of Units and other equity interests in the Company or any Subsidiary of the Company), (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Company or any Subsidiary of the Company, and (iii) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Company or any Subsidiary of the Company.

“Event of Withdrawal” means the expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. “Event of Withdrawal” shall not include an event that (i) terminates the existence of a Member for income tax purposes (including, without limitation, (a) a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, (b) termination of a partnership pursuant to Code Section 708(b)(1)(B), (c) a sale of assets by, or liquidation of, a Member pursuant to an election under Code Section 338, or (d) merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member) but that (ii) does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member).

“Fair Market Value” means, with respect to any asset, its fair market value determined according to Article XV.

“Fiscal Period” means any interim accounting period within a Taxable Year established by the Manager and which is permitted or required by Section 706 of the Code.

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.2.

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“HBN/Tails Assets” means the assets purchased by Holdings from HBN, Inc. and Tails, Inc.

“HBN/Tails Contribution” has the meaning set forth in the Recitals.

“Holdings” has the meaning set forth in the Recitals.

“Holdings Board” means the Board of Directors of Holdings.

“Indemnified Person” has the meaning set forth in Section 7.4(a).

“Independent Directors” means the independent members of the Holdings Board.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“IPO” has the meaning set forth in the Recitals.

“IPO Closing Date” means the closing date of the IPO, which for the avoidance of doubt means the date on which all IPO proceeds required to be delivered pursuant to the Underwriting Agreement have been delivered to Holdings in respect of its sale of Class A Common Stock excluding any proceeds from the Over-Allotment Option which are expected to be delivered at a subsequent date effecting exercise of such option.

“Law” means all laws, statutes, ordinances, rules and regulations of the United States, any foreign country and each state, commonwealth, city, county, municipality, regulatory body, agency or other political subdivision thereof.

“Letter Agreement” means that certain letter agreement, dated as of April 16, 2010, among David Liniger, Gail Liniger, RIHI and WP with respect to, amongst other things, certain estate planning arrangements arising after the death or disability of David Liniger.

“Losses” means items of Company loss determined according to Section 5.1(b).

“Manager” has the meaning set forth in Section 6.1.

“Management Services Agreement” means that certain Management Services Agreement between the Company and Holdings and dated as of the date hereof.

“Member” means (i) each of the members named on Schedule I attached hereto and (ii) any Person admitted to the Company as a Substituted Member or Additional Member in accordance with Article XII, but only so long as such Person is shown on the Company’s books and records as the owner of one or more Units.

“Minimum Gain” means “partnership minimum gain” determined pursuant to Treasury Regulation Section 1.704-2(d).

“Net IPO Proceeds” has the meaning set forth in the Recitals.

“Net Loss” means, with respect to a Fiscal Year, the excess if any, of Losses for such Fiscal Year over Profits for such Fiscal Year (excluding Profits and Losses specially allocated pursuant to Section 5.3 and Section 5.4).

“Net Over-Allotment Proceeds” has the meaning set forth in the Recitals.

“Net Profit” means, with respect to a Fiscal Year, the excess if any, of Profits for such Fiscal Year over Losses for such Fiscal Year (excluding Profits and Losses specially allocated pursuant to Section 5.3 and Section 5.4).

“Officer” has the meaning set forth in Section 6.1(b).

“Omnibus Incentive Plan” means the RE/MAX Holdings, Inc. 2013 Omnibus Incentive Plan, as the same may be amended, supplemented or otherwise modified from time to time.

“Options” means options, issued under the Omnibus Incentive Plan, to acquire Class A Common Stock or other equity equivalents of Holdings.

“Original Members” has the meaning set forth in the Recitals.

“Other Agreements” has the meaning set forth in Section 10.4.

“Over-Allotment Option” has the meaning set forth in the Recitals.

“Percentage Interest” means, with respect to a Member at a particular time, such Member’s percentage interest in the Company determined by dividing such Member’s Units by the total Units of all Members at such time.

“Permitted Transfer” has the meaning set forth in Section 10.2.

“Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

“Preferred Unit” means a Unit representing a fractional part of the Company Interests of the Members and having the rights and obligations specified with respect to Preferred Units in this Agreement.

“Preferred Unit Redemption Amount” has the meaning set forth in Section 3.3(a).

“Preferred Unitholder” means a holder of Preferred Units.

“Profits” means items of Company income and gain determined according to Section 5.1(b).

“Pro rata,” “pro rata portion,” “according to their interests,” “ratably,” “proportionately,” “proportional,” “in proportion to,” “based on the number of Units held,” “based upon the percentage of Units held,” “based upon the number of Units outstanding,” and other terms with similar meanings, when used in the context of a number of Units of the Company relative to other Units, means (i) as between the Preferred Units and the Common Units, pro rata based upon the number of such Units held by the Members holding such Units, and (ii) as amongst an individual class of Units, pro rata based upon the number of such Units within such class of Units.

“Recapitalization” has the meaning set forth in the Recitals.

“Redeemed Units” has the meaning set forth in Section 11.1(a).

“Redeemed Units Equivalent” means the product of (i) the Share Settlement, times (ii) the Common Unit Redemption Price.

“Redeeming Member” has the meaning set forth in Section 11.1(a).

“Redemption” has the meaning set forth in Section 11.1(a).

“Redemption Date” has the meaning set forth in Section 11.1(a).

“Redemption Notice” has the meaning set forth in Section 11.1(a).

“Redemption Right” has the meaning set forth in Section 11.1(a).

“RE/MAX LLC” means RE/MAX, LLC, a Delaware limited liability company and a Subsidiary of the Company.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and between Holdings and RIHI.

“Remaining Net IPO Proceeds” has the meaning set forth in the Recitals.

“Retraction Notice” has the meaning set forth in Section 11.1(b).

“RIHI” means RIHI, Inc., a Delaware corporation.

“RIHI Over-Allotment Option Common Unit Redemption” has the meaning set forth in the Recitals.

“RIHI Initial Common Unit Redemption” has the meaning set forth in the Recitals.

“Schedule of Members” has the meaning set forth in Section 3.1(b).

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Securities and Exchange Commission” means the United States Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Share Settlement” means a number of shares of Class A Common Stock equal to the number of Redeemed Units.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the voting interests thereof are at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof; provided,  however, that, notwithstanding the foregoing, each of Equity Group Insurance, LLC and Equity Home Mortgage, LLC shall be considered a Subsidiary of the Company and Brokerage. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 12.1.

“Tax Matters Partner” has the meaning given to such term in Section 6231 of the Code.

“Tax Receivable Agreements” means those certain Tax Receivable Agreements, dated as the date hereof, by and between Holdings, on the one hand, and RIHI or WP, as the case may be, on the other hand.

“Taxable Year” means the Company’s accounting period for U.S. federal income tax purposes determined pursuant to Section 9.2.

“Third LLC Agreement” has the meaning set forth in the Recitals.

“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, assignment, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of law) (i) any interest (legal or beneficial) in any Unit or (ii) any equity or other interest (legal or beneficial) in any Member.

“Treasury Regulations” means the income tax regulations promulgated under the Code and any corresponding provisions of succeeding regulations.

“Underwriting Agreement” means the Underwriting Agreement, dated as of October 1, 2013, by and among Holdings, the Company, Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC.

“Unit” means a Company Interest of a Member or a permitted Assignee in the Company representing a fractional part of the Company Interests of all Members and Assignees, whether a Preferred Unit or a Common Unit; provided,  however, that any class or group of Units issued shall have the relative rights, powers and duties set forth in this Agreement, and the Company Interest represented by such class or group of Units shall be determined in accordance with such relative rights, powers and duties.

“Unitholder” means a Common Unitholder or a Preferred Unitholder.

“Unvested Holdings Shares” means shares of Class A Common Stock issued pursuant to the Omnibus Incentive Plan that are not Vested Holdings Shares.

“Vested Holdings Shares” has the meaning set forth in Section 3.4(c)(ii).

“WP” means Weston Presidio V, L.P., and its Affiliates.

“WP Common Unit Redemption” has the meaning set forth in the Recitals.

“WP Preferred Unit Redemption” has the meaning set forth in the Recitals.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1       Formation of Company.  The Company was formed on April 7, 2010 pursuant to the provisions of the Delaware Act.

2.2       Fourth Amended and Restated Limited Liability Company Agreement.  The Members hereby execute this Agreement for the purpose of establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Act. The Members hereby agree that during the term of the Company set forth in Section 2.6 the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. On any matter upon which this Agreement is silent, the Delaware Act shall control. No provision of this Agreement shall be in violation of the Delaware Act and to the extent any provision of this Agreement is in violation of the Delaware Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement; provided,  however, that where the Delaware Act provides that a provision of the Delaware Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect, the provisions of this Agreement shall in each instance control; provided further, that notwithstanding the foregoing, Section 18-210 of the Delaware Act shall not apply or be incorporated into this Agreement.

2.3       Name.  The name of the Company shall be “RMCO, LLC.” The Manager in its sole discretion may change the name of the Company at any time and from time to time. Notification of any such change shall be given to all of the Members. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Manager.

2.4       Purpose.  The primary business and purpose of the Company shall be to engage in such activities as are permitted under the Delaware Act and determined from time to time by the Manager in accordance with the terms and conditions of this Agreement.

2.5       Principal Office; Registered Office.  The principal office of the Company shall be at 5075 S. Syracuse Street, Denver, Colorado 80237, or such other place as the Manager may from time to time designate. The address of the registered office of the Company in the State of Delaware shall be c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company.

2.6       Term.  The term of the Company commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in existence until termination and dissolution thereof in accordance with the provisions of Article XIV.

2.7       No State-Law Partnership.  The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.7, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE III

UNITS; INITIAL CAPITALIZATION; MEMBERS

3.1       Members.

(a)        Each of the Original Members previously was admitted as a Member to the Company pursuant to the Third LLC Agreement. At the Effective Time and concurrently with the Common Unit Purchase, Holdings shall be admitted to the Company as a Member.

(b)        The Company shall maintain a schedule setting forth:  (i) the name and address of each Member; (ii) the aggregate number of outstanding Units and the number and class of Units held by each Member; (iii) the aggregate amount of cash Capital Contributions that have been made by the Members with respect to their Units; and (iv) the Fair Market Value of any property other than cash contributed by the Members with respect to their Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) (such schedule, the “Schedule of Members”).  The applicable Schedule of Members in effect as of the Effective Time is set forth as “Schedule I” to this Agreement.  The Schedule of Members shall be the definitive record of ownership of each Unit of the Company and all relevant information with respect to each Member.  The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Act.

(c)        No Member shall be required or, except as approved by the Manager pursuant to Section 6.1 and in accordance with the other provisions of this Agreement, permitted to loan any money or property to the Company or borrow any money or property from the Company.

3.2       Units.  Interests in the Company shall be represented by Units, or such other securities of the Company, in each case as the Manager may establish in its discretion in accordance with the terms and subject to the restrictions hereof. Immediately after the Effective Time, and prior to the WP Preferred Unit Redemption, the Units will be comprised of two classes:  (i) “Preferred Units” (with 2,429,930 Preferred Units being authorized for issuance by the Company); and (ii) “Common Units” (with 180,000,000 Common Units being authorized for issuance by the Company).

3.3       Recapitalization and Split; Holdings Capital Contribution; Holdings Purchase of Common Units; Redemptions.

(a)        Recapitalization and Split.  In connection with the Recapitalization, immediately upon the Effective Time, the aggregate number of 150,000 Class A Preferred Units (as defined in the Third LLC Agreement) that were issued and outstanding and held by WP prior to the execution and effectiveness of this Agreement are hereby converted into 2,429,930 Preferred Units and 3,750,000 Common Units.  The Preferred Units received by WP have an aggregate liquidation preference of $49,850,000 and reflect the preferred Company Interest previously held by WP and reflected in Sections 4.1(a)(i), (ii), and (iii) and other applicable provisions of the Third LLC Agreement.  At the same time, and also in connection with the Recapitalization, immediately upon the Effective Time, the aggregate number of 847,500 Class B Common Units (as defined in the Third LLC Agreement) that were issued and outstanding and held by RIHI prior to the execution and effectiveness of this Agreement are converted hereby into 21,187,500 Common Units.  The number of Common Units received by each of WP and RIHI reflect a 25:1 (twenty-five to one) split of the residual common Company Interest previously held by each of WP and RIHI and reflected in Section 4.1(a)(iv) and other applicable provisions of the Third LLC Agreement.  Following the Recapitalization and in connection therewith, immediately upon the Effective Time, the Company will be deemed to have distributed one share of Class B Common Stock to RIHI.  Such Class B Common Stock will be issued by Holdings to the Company in exchange for both the Common Units to be purchased by Holdings in connection with the Common Unit Purchase and Holdings’ rights as Manager transferred to it by the Company as provided for in this Agreement.

(b)        Holdings Contribution.  Following the Recapitalization and Holdings’ purchase of the HBN/Tails Assets, immediately upon the Effective Time, Holdings will contribute the HBN/Tails Assets to the Company in exchange for 1,330,977 Common Units pursuant to the Contribution Agreement. The HBN/Tails Contribution and subsequent receipt of Common Units by Holdings shall be reflected on Schedule I.

(c)        Holdings Common Unit Purchase.  Following the HBN/Tails Contribution, immediately after the Effective Time, Holdings will contribute the Remaining Net IPO Proceeds to the Company in exchange for 8,669,023 Common Units pursuant to the Common Unit Purchase Agreement (the “Common Unit Purchase”).  The Common Unit Purchase shall be reflected on Schedule I.

(d)        WP Preferred Unit Redemption.  Following the Common Unit Purchase, immediately after the Effective Time, the Preferred Units that were issued to WP pursuant to Section 3.3(a) of this Agreement shall be redeemed by the Company with a portion of the Remaining Net IPO Proceeds received from Holdings for the aggregate amount of $49,850,000 (the “Preferred Unit Redemption Amount”).  All of the issued and outstanding Preferred Units automatically shall terminate and cease to be outstanding on payment of the Preferred Unit Redemption Amount to which each Preferred Unit is entitled under Section 3.3(a) and the Company shall cease to have authorized Preferred Units.  The WP Preferred Unit Redemption shall be reflected on Schedule I.

(e)        Common Unit Redemptions.  Following the WP Preferred Unit Redemption, immediately after the Effective Time, the Company will use the rest of the Remaining Net IPO Proceeds to redeem 3,750,000 Common Units held by WP and thereafter the Company will use the Remaining Net IPO Proceeds to redeem 1,952,900 Common Units held by RIHI.  The WP Common Unit Redemption and the RIHI Initial Common Unit Redemption shall be reflected on Schedule I.

(f)        Over-Allotment Option Common Unit Redemptions.  If the Over-Allotment Option is exercised in whole or in part, immediately upon the closing of the Over-Allotment Option, the Net Over-Allotment Proceeds from such exercise shall be paid by Holdings to the Company in order to purchase newly issued Common Units pursuant to the Common Unit Purchase Agreement. Following the Company’s receipt of any such Net Over-Allotment Proceeds from Holdings in exchange for the Company’s delivery of newly issued Common Units to Holdings, the Company shall, in turn, pay such Net Over-Allotment Proceeds to RIHI to redeem additional Common Units held by RIHI.  Any additional Class A Common Stock sold as a result of the exercise of the Over‑Allotment Option shall be sold at the same price as the Class A Common Stock sold in connection with the IPO and the price per Common Unit paid to redeem additional Common Units held by RIHI shall be the same priced paid with respect to the WP Common Unit Redemption and the RIHI Initial Common Unit Redemption.  The RIHI Over-Allotment Option Common Unit Redemption, to the extent it occurs, shall be reflected on Schedule I, which shall be amended as necessary or appropriate following the IPO Closing Date.

3.4       Authorization and Issuance of Additional Units.

(a)        The Company shall undertake all actions, including, without limitation, a reclassification, distribution, division or recapitalization, with respect to the Common Units, to maintain at all times a one-to-one ratio between the number of Common Units owned by Holdings and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, Unvested Holdings Shares, treasury stock, preferred stock or other securities of Holdings that are not convertible into or exercisable or exchangeable for Class A Common Stock.  In the event Holdings issues, transfers from treasury stock or repurchases Class A Common Stock in a transaction not contemplated in this Agreement, the Manager shall have the authority to take all actions such that, after giving effect to all such issuances, transfers or repurchases, the number of outstanding Common Units owned by Holdings will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock. In the event Holdings issues, transfers from treasury stock or repurchases Holdings preferred stock in a transaction not contemplated in this Agreement, the Manager shall have the authority to take all actions such that, after giving effect to all such issuances, transfers or repurchases, Holdings holds mirror equity interests in the Company which (in the good faith determination by the Manager) are in the aggregate substantially equivalent to the outstanding Holdings preferred stock.  The Company shall not undertake any subdivision (by any Unit split, Unit distribution, reclassification, recapitalization or similar event) or combination (by reverse Unit split, reclassification, recapitalization or similar event) of the Units that is not accompanied by an identical subdivision or combination of Class A Common Stock to maintain at all times a one-to-one ratio between the number of Common Units owned by Holdings and the number of outstanding shares of Class A Common Stock, unless such action is necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by Holdings and the number of outstanding shares of Class A Common Stock as contemplated by the first sentence of this Section 3.3(f).

(b)        The Company shall only be permitted to issue additional Units or other Equity Securities in the Company to the Persons and on the terms and conditions provided for in Section 3.2 and this Section 3.4. Subject to the foregoing, the Manager may cause the Company to issue additional Common Units authorized under this Agreement at such times and upon such terms as the Manager shall determine and the Manager shall amend this Agreement as necessary in connection with the issuance of additional Common Units and admission of additional Members under this Section 3.4.

(c)        Equity Compensation Issued by Holdings.

(i)         In connection with the exercise of Options, Holdings shall have the right to acquire additional Common Units from the Company.  Holdings shall exercise its rights under this Section 3.4(c)(i) by giving written notice (the “Equity Compensation Notice”) to the Company and all Members following exercise of the Options. The Equity Compensation Notice shall specify the net number of shares of Class A Common Stock issued by Holdings pursuant to exercise of the Options. The Company shall issue the Common Units to which Holdings is entitled under this Section 3.4(c)(i) within three (3) Business Days after delivery of the Equity Compensation Notice (to be effective immediately prior to the close of business on such date). The number of additional Common Units that Holdings shall be entitled to receive under this Section 3.4(c)(i) shall be equal to the net number of shares of Class A Common Stock issued by Holdings pursuant to the exercise of the Options. The net number of shares of Class A Common Stock issued by Holdings pursuant to exercise of the Options shall be equal to (i) the number of shares of Class A Common Stock with respect to which the Options were exercised, less (ii) any shares of Class A Common Stock transferred to or withheld by Holdings in satisfaction of the exercise price or taxes payable as a result of the exercise of the Options. In consideration of the Common Units issued by the Company to Holdings under this Section 3.4(c)(i), Holdings shall contribute to the Company the cash consideration, if any, received by Holdings in exchange for the net shares of Class A Common Stock issued pursuant to exercise of the Options. Holdings shall contribute any cash consideration to which the Company is entitled under this Section 3.4(c)(i) on the same date (and to be effective as of the same time) that the Company issues the Common Units to Holdings.

(ii)       In connection with the grant of Class A Common Stock pursuant to the Omnibus Incentive Plan (including, without limitation, the issuance of restricted and non-restricted Class A Common Stock, the payment of bonuses in Class A Common Stock, the issuance of Class A Common Stock in settlement of restricted stock units, stock appreciation rights or otherwise), other than through the exercise of Options as contemplated in Section 3.4(c)(i), Holdings shall deliver an Equity Compensation Notice to the Company and all Members following the date on which shares of such Class A Common Stock are vested for U.S. federal income tax purposes (“Vested Holdings Shares”). The Equity Compensation Notice shall specify the number of Vested Holdings Shares, which shall be net of any shares of Class A Common Stock transferred to or withheld by Holdings in satisfaction of taxes payable as a result of the vesting or issuance of such shares. Within three (3) Business Days after delivery of the Equity Compensation Notice (to be effective immediately prior to the close of business on such date) (i) the Company shall (x) issue to Holdings a number of Common Units equal to the number of Vested Holdings Shares, and (y) make a special distribution to Holdings (to the extent such distribution is not restricted under the Credit Agreement) in respect of such Common Units in an amount equal to any dividends or dividend equivalents paid or payable by Holdings in respect of such Vested Holdings Shares (provided that (i) the related dividend record date preceded the date such Vested Holdings Shares became Vested Holdings Shares and (ii) Holdings has not been, and will not be, reimbursed for such dividend or dividend equivalent payments pursuant to the Management Services Agreement or otherwise), and (ii) Holdings shall contribute to the Company any cash consideration received by Holdings in respect of such Vested Holdings Shares.

3.5       Repurchase or Redemption of Class A Shares. If, at any time, any shares of Class A Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by Holdings for cash, then the Manager shall cause the Company, immediately prior to such repurchase or redemption of Class A Common Stock, to redeem a corresponding number of Common Units held by Holdings, at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Class A Common Stock being repurchased or redeemed by Holding (plus any expenses related thereto) and upon such other terms as are the same for the shares of Class A Common Stock being repurchased or redeemed by Holdings.

3.6       Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.

(a)        Units shall not be certificated unless otherwise determined by the Manager.  If the Manager determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Company, by the Chief Executive Officer and any other officer designated by the Manager, representing the number of Units held by such holder. Such certificate shall be in such form (and shall contain such legends) as the Manager may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law.

(b)        If Units are certificated, the Manager may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Manager of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Manager may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c)        Upon surrender to the Company or the transfer agent of the Company, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Company shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the Manager may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

3.7       Negative Capital Accounts.  No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

3.8       No Withdrawal.  No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided herein.

3.9       Loans From Members.  Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 3.1(c), the amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

ARTICLE IV

DISTRIBUTIONS

4.1       Distributions.

(a)        Distributable Cash; Other Distributions.  To the extent permitted by applicable Law and hereunder, Distributions to Members may be declared by the Manager out of Distributable Cash or other funds or property legally available therefor in such amounts and on such terms (including the payment dates of such Distributions) as the Manager shall determine using such record date as the Manager may designate; such Distributions shall be made to the Members as of the close of business on such record date on a pro rata basis in accordance with each Member’s Percentage Interest as of the close of business on such record date; provided,  however, that the Manager shall have the obligation to make Distributions as set forth in Sections 4.1(b) and 14.2; and provided further that, notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Member to the extent such Distribution would render the Company insolvent. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. Promptly following the designation of a record date and the declaration of a Distribution pursuant to this Section 4.1(a), the Manager shall give notice to each Member of the record date, the amount and the terms of the Distribution and the payment date thereof. In furtherance of the foregoing, it is intended that the Manager shall, to the extent permitted by applicable Law and hereunder, have the right in its sole discretion to make Distributions to the Members pursuant to this Section 4.1(a) in such amounts as shall enable Holdings to pay dividends or to meet its obligations, including its obligations pursuant to the Tax Receivable Agreements (to the extent such obligations are not otherwise able to be satisfied as a result of Tax Distributions required to be made pursuant to Section 4.1(b)).

(b)        Tax Distributions.

(i)         On or about each date (a “Tax Distribution Date”) that is five (5) Business Days prior to (i) each date on which estimated U.S. federal income tax payments are required to be made by calendar year individual taxpayers (or, if earlier, the date on which estimated U.S. federal income tax payments are required for Holdings) and (ii) each due date for the U.S. federal income tax return of an individual calendar year taxpayer (without regard to extensions) (or, if earlier, the due date for the U.S. federal income tax return of Holdings, as determined without regard to extensions), the Company shall be required to make a Distribution to each Member of cash in an amount equal to such Member’s Assumed Tax Liability, if any, for such taxable period (the “Tax Distributions”).  The calculation of Assumed Tax Liability shall take into account the carryforward of prior losses and the character of tax items allocated to a Member (e.g., capital or ordinary) and shall treat each Distribution made pursuant to this Section 4.1(b) as a payment of taxes or estimated taxes.

(ii)       To the extent a Member otherwise would be entitled to receive less than its Percentage Interest of the aggregate Tax Distributions to be paid pursuant to this Section 4.1(b) on any given date, the Tax Distributions to such Member shall be increased to ensure that all Distributions made pursuant to this Section 4.1(b) are made pro rata in accordance with Percentage Interests.  If, on a Tax Distribution Date, there are insufficient funds on hand to distribute to the Members the full amount of the Tax Distributions to which such Members are otherwise entitled, Distributions pursuant to this Section 4.1(b) shall be made to the Members to the extent of available funds in accordance with their Percentage Interests and the Company shall make future Tax Distributions as soon as funds become available sufficient to pay the remaining portion of the Tax Distributions to which such Members are otherwise entitled.

(iii)      In the event of any audit by, or similar event with, a taxing authority that affects the calculation of any Member’s Assumed Tax Liability for any taxable year, or in the event the Company files an amended return, each Member’s Assumed Tax Liability with respect to such year shall be recalculated by giving effect to such event (for the avoidance of doubt, taking into account interest or penalties).  Any shortfall in the amount of Tax Distributions the Members and former Members received for the relevant taxable years based on such recalculated Assumed Tax Liability promptly shall be distributed to such Members and the successors of such former Members, except, for the avoidance of doubt, to the extent

Distributions were made to such Members and former Members pursuant to Section 4.1(a) and this Section 4.1(b) in the relevant taxable years sufficient to cover such shortfall.

(iv)       Notwithstanding the foregoing, Distributions pursuant to this Section 4.1(b), if any, shall be made to a Member only to the extent all previous Distributions to such Member pursuant to Section 4.1(a) during the Fiscal Year are less than the Distributions such Member otherwise would have been entitled to receive during such Fiscal Year pursuant to this Section 4.1(b).

4.2       Restricted Distributions.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution to any Member on account of any Company Interest if such Distribution would violate any applicable Law or the terms of the Credit Agreement.

ARTICLE V

CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS

5.1       Capital Accounts.

(a)        The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). For this purpose, the Company may (in the discretion of the Manager), upon the occurrence of the events specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such Treasury Regulation and Treasury Regulation Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property.

(b)        For purposes of computing the amount of any item of Company income, gain, loss or deduction to be allocated pursuant to this Article V and to be reflected in the Capital Accounts of the Members, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided,  however, that:

(i)         The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(l)(B) or Code Section 705(a)(2)(B) and Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for U.S. federal income tax purposes.

(ii)       If the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(iii)      Items of income, gain, loss or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv)       Items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

(v)        To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

5.2       Allocations.  Except as otherwise provided in Section 5.3 and Section 5.4, Net Profits and Net Losses for any Fiscal Year or Fiscal Period shall be allocated among the Capital Accounts of the Members pro rata in accordance with their respective Percentage Interests.

5.3       Regulatory Allocations.

(a)        Losses attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). If there is a net decrease during a Taxable Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)), Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(i)(4).

(b)        Nonrecourse deductions (as determined according to Treasury Regulation Section 1.704-2(b)(1)) for any Taxable Year shall be allocated pro rata among the Members in accordance with their Percentage Interests. Except as otherwise provided in Section 4.3(a), if there is a net decrease in the Minimum Gain during any Taxable Year, each Member shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(f). This Section 5.3(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c)        If any Member that unexpectedly receives an adjustment, allocation or Distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Sections 5.3(a) and 5.3(b) but before the application of any other provision of this Article V, then Profits for such Taxable Year shall be allocated to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 5.3(c) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d)        Profits and Losses described in Section 5.1(b)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(j), (k) and (m).

(e)        The allocations set forth in Section 5.3(a) through and including Section 5.3(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profit and Loss of the Company or make Distributions. Accordingly, notwithstanding the other provisions of this Article V, but subject to the Regulatory Allocations, income, gain, deduction, and loss shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero. In addition, if in any Fiscal Year or Fiscal Period there is a decrease in partnership minimum gain, or in partner nonrecourse debt minimum gain, and application of the minimum gain chargeback requirements set forth in Section 5.3(a) or Section 5.3(b) would cause a distortion in the economic arrangement among the Members, the Members may, if they do not expect that the Company will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such minimum gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such minimum gain chargeback requirement.

5.4       Final Allocations.  Notwithstanding any contrary provision in this Agreement except Section 5.3, the Manager shall make appropriate adjustments to allocations of Profits and Losses to (or, if necessary, allocate items of gross income, gain, loss or deduction of the Company among) the Members upon the liquidation of the Company (within the meaning of Section 1.704 1(b)(2)(ii)(g) of the Treasury Regulations), the transfer of substantially all the Units (whether by sale or exchange or merger) or sale of all or substantially all the assets of the Company, such that, to the maximum extent possible, the Capital Accounts of the Members are proportionate to their Percentage Interests.  In each case, such adjustments or allocations shall occur, to the maximum extent possible, in the Fiscal Year of the event requiring such adjustments or allocations.

5.5       Tax Allocations.

(a)        The income, gains, losses, deductions and credits of the Company will be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts; provided that if any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)        Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value using the traditional method, as described in Treasury Regulations Section 1.704-3(b).

(c)        If the Book Value of any Company asset is adjusted pursuant to Section 5.1(b), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) using the traditional method, as described in Treasury Regulations Section 1.704-3(b).

(d)        Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members pro rata as determined by the Manager taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(e)        For purposes of determining a Member’s pro rata share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulation Section 1.752-3(a)(3), each Member’s interest in income and gain shall be in proportion to the Units held by such Member.

(f)        Allocations pursuant to this Section 5.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, Distributions or other Company items pursuant to any provision of this Agreement.

5.6       Indemnification and Reimbursement for Payments on Behalf of a Member.  If the Company is obligated to pay any amount to a Governmental Entity (or otherwise makes a payment to a Governmental Entity) that is specifically attributable to a Member or a Member’s status as such (including federal withholding taxes, state personal property taxes, and state unincorporated business taxes, but excluding payments such as professional association fees and the like made voluntarily by the Company on behalf of any Member based upon such Member’s status as an employee of the Company), then such Person shall indemnify the Company in full for the entire amount paid (including interest, penalties and related expenses). The Manager may offset Distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Company under this Section 5.6. A Member’s obligation to make contributions to the Company under this Section 5.6 shall survive the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 5.6, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 5.6, including instituting a lawsuit to collect such contribution with interest calculated at a rate equal to the Base Rate plus three percentage points per annum (but not in excess of the highest rate per annum permitted by law).

ARTICLE VI

MANAGEMENT

6.1       Authority of Manager.

(a)        Except for situations in which the approval of any Member(s) is specifically required by this Agreement, (i) all management powers over the business and affairs of the Company shall be exclusively vested in one manager (the “Manager”) that shall be Holdings and (ii) the Manager shall conduct, direct and exercise full control over all activities of the Company. The Manager shall be the “manager” of the Company for the purposes of the Delaware Act. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, the Members hereby consent to the exercise by the Manager of all such powers and rights conferred on the Members by the Delaware Act with respect to the management and control of the Company.  Holdings may not be removed as a Manager except as provided in Section 6.4. Any Manager that is properly removed pursuant to Section 6.4 shall be replaced in the manner provided in Section 6.5. The Original Members terminate as of the Effective Time the “Board” previously established in order to conduct the business of the Company pursuant to the Third LLC Agreement (as such term was previously defined in the Third LLC Agreement).

(b)        The day-to-day business and operations of the Company shall be overseen and implemented by officers of the Company (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the Manager. An Officer may, but need not, be a Member. Each Officer shall be appointed by the Manager and shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he shall resign or shall have been removed in the manner hereinafter provided. Any one Person may hold more than one office. Subject to the other provisions in this Agreement (including in Section 6.8 below), the salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Manager. The authority and responsibility of the Officers shall include, but not be limited to, such duties as the Manager may, from time to time, delegate to them and the carrying out of the Company’s business and affairs on a day-today basis.  The existing Officers of the Company as of the Effective Time shall remain in their respective positions and shall be deemed to have been appointed by the Manager.

(c)        The Manager shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, reorganization or other combination of the Company with or into another entity.

6.2       Actions of the Manager.  The Manager may act through any Person or Persons to whom authority and duties have been delegated pursuant to Section 6.8.

6.3       Resignation.  The Manager may resign at any time by giving written notice to the Members. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Members, and the acceptance of the resignation shall not be necessary to make it effective.

6.4       Removal.  The Manager may only be removed by Holdings.

6.5       Vacancies.  Vacancies in the position of Manager occurring for any reason shall be filled by Holdings.

6.6       Transactions Between Company and Manager.  The Manager may cause the Company to contract and deal with the Manager, or any Affiliate of the Manager, provided such contracts and dealings are on terms comparable to and competitive with those available to the Company from others dealing at arm’s length or are approved by the Members. The Members hereby approve the Management Services Agreement, the Common Unit Purchase Agreement and the Contribution Agreement.

6.7       Expenses.  The Company will reimburse Holdings for the fees of the Holdings Board.  The Members hereby approve the Management Services Agreement.

6.8       Delegation of Authority.  The Manager (a) may, from time to time, delegate to one or more Persons such authority and duties as the Manager may deem advisable, and (b) may assign titles (including, without limitation, chief executive officer, president, principal, vice president, secretary, assistant secretary, treasurer, or assistant treasurer) and delegate certain authority and duties to such Persons as the same may be amended, restated or otherwise modified from time to time. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such agents of the Company shall be fixed from time to time by the Manager, subject to the other provisions in this Agreement.

6.9       Limitation of Liability of Manager.

(a)        Except as otherwise provided herein or in an agreement entered into by such Person and the Company, neither the Manager nor any of the Manager’s Affiliates shall be liable to the Company or to any Member that is not the Manager for any act or omission performed or omitted by the Manager in its capacity as the sole managing member of the Company pursuant to authority granted to the Manager by this Agreement; provided,  however, that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to the Manager’s gross negligence, willful misconduct or knowing violation of law or for any present or future breaches of any representations, warranties or covenants by the Manager or its Affiliates contained herein or in the other agreements with the Company. The Manager may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care). The Manager shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Manager in good faith reliance on such advice shall in no event subject the Manager to liability to the Company or any Member that is not the Manager.

(b)        Whenever this Agreement or any other agreement contemplated herein provides that the Manager shall act in a manner which is, or provide terms which are, “fair and reasonable” to the Company or any Member that is not the Manager, the Manager shall determine such appropriate action or provide such terms considering, in each case, the relative interests of each party to such agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable United States generally accepted accounting practices or principles.

(c)        Whenever in this Agreement or any other agreement contemplated herein, the Manager is permitted or required to take any action or to make a decision in its “sole discretion” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, the Manager shall be entitled to consider such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or other Members.

(d)        Whenever in this Agreement the Manager is permitted or required to take any action or to make a decision in its “good faith” or under another express standard, the Manager shall act under such express standard and, to the extent permitted by applicable law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, and, notwithstanding anything contained herein to the contrary, so long as the Manager acts in good faith, the resolution, action or terms so made, taken or provided by the Manager shall not constitute a breach of this Agreement or any other agreement contemplated herein or impose liability upon the Manager or any of the Manager’s Affiliates.

6.10     Investment Company Act. The Manager shall use its best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF MEMBERS

7.1       Limitation of Liability of Members.

(a)        Except as provided in this Agreement or in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member (including without limitation, the Manager) shall be obligated personally for any such debts, obligation or liability solely by reason of being a Member or acting as the Manager of the Company. Except as otherwise provided in this Agreement, a Member’s liability (in its capacity as such) for Company liabilities and Losses shall be limited to the Company’s assets. Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

(b)        In accordance with the Delaware Act and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member.  It is the intent of the Members that no Distribution to any Member pursuant to Article IV shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act.  The payment of any such money or Distribution of any such property to a Member shall be deemed to be a compromise within the meaning of Section 18‑502(b) of the Act, and, to the fullest extent permitted by law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person.  However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

7.2       Lack of Authority.  No Member, other than the Manager, in its capacity as such, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company. The Members hereby consent to the exercise by the Manager of the powers conferred on them by law and this Agreement.

7.3       No Right of Partition.  No Member, other than the Manager, shall have the right to seek or obtain partition by court decree or operation of law of any Company property, or the right to own or use particular or individual assets of the Company.

7.4       Indemnification.

(a)        Subject to Section 5.6, the Company hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Member or is or was serving as the Manager, Officer, principal, employee or other agent of the Company or is or was serving at the request of the Company as a manager, officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise; provided,  however, that no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ gross negligence, willful misconduct or knowing violation of law or for any present or future breaches of any representations, warranties or covenants by such Indemnified Person or its Affiliates contained herein or in the other agreements with the Company. Expenses, including attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

(b)        The right to indemnification and the advancement of expenses conferred in this Section 7.4 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, by-law, action by the Manager or otherwise.

(c)        The Company shall maintain directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person (and the investment funds, if any, they represent) against any expense, liability or loss described in Section 7.4(a) whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 7.4. The Company shall use its commercially reasonable efforts to purchase and maintain property, casualty and liability insurance in types and at levels customary for companies of similar size engaged in similar lines of business, as determined in good faith by the Manager, and the Company shall use its commercially reasonable efforts to purchase directors’ and officers’ liability insurance (including employment practices coverage) with a carrier and in an amount determined necessary or desirable as determined in good faith by the Manager.

(d)        Notwithstanding anything contained herein to the contrary (including in this Section 7.4), any indemnity by the Company relating to the matters covered in this Section 7.4 shall be provided out of and to the extent of Company assets only and no Member (unless such Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company.

(e)        If this Section 7.4 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 7.4 to the fullest extent permitted by any applicable portion of this Section 7.4 that shall not have been invalidated and to the fullest extent permitted by applicable law.

7.5       Members Right to Act.  For matters that require the approval of the Members, the Members shall act through meetings and written consents as described in paragraphs (a) and (b) below:

(a)        Except as otherwise expressly provided by this Agreement, acts by the Members holding a majority of the Units, voting together as a single class, shall be the acts of the Members. Any Member entitled to vote at a meeting of Members or to express consent or dissent to Company action in writing without a meeting may authorize another person or persons to act for it by proxy. An electronic mail, telegram, telex, cablegram or similar transmission by the Member, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Member shall (if stated thereon) be treated as a proxy executed in writing for purposes of this Section 7.5(a). No proxy shall be voted or acted upon after eleven months from the date thereof, unless the proxy provides for a longer period. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and that the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or, if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.

(b)        The actions by the Members permitted hereunder may be taken at a meeting called by the Manager or by the Members holding a majority of the Units entitled to vote on such matter on at least 48 hours’ prior written notice to the other Members entitled to vote, which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Members entitled to vote or consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Members entitled to vote or consent as to whom it was improperly held signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the Members entitled to vote or consent may be taken by vote of the Members entitled to vote or consent at a meeting or by written consent, so long as such consent is signed by Members having not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. Prompt notice of the action so taken, which shall state the purpose or purposes for which such consent is required and may be delivered via email, without a meeting shall be given to those Members entitled to vote or consent who have not consented in writing; provided,  however, that the failure to give any such notice shall not affect the validity of the action taken by such written consent.. Any action taken pursuant to such written consent of the Members shall have the same force and effect as if taken by the Members at a meeting thereof.

7.6       Inspection Rights.  The Company shall permit each Member and each of its designated representatives to (i) visit and inspect any of the properties of the Company and its Subsidiaries, all at reasonable times and upon reasonable notice, (ii) examine the corporate and financial records of the Company or any of its Subsidiaries and make copies thereof or extracts therefrom, (iii) consult with the managers, officers, employees and independent accountants of the Company or any of its Subsidiaries concerning the affairs, finances and accounts of the Company or any of its Subsidiaries. The presentation of an executed copy of this Agreement by any Member to the Company’s independent accountants shall constitute the Company’s permission to its independent accountants to participate in discussions with such Persons and their respective designated representatives.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS, AFFIRMATIVE COVENANTS

8.1       Records and Accounting.  The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 8.3 or pursuant to applicable laws. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Members pursuant to Articles III and IV and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Manager, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.

8.2       Fiscal Year.  The Fiscal Year of the Company shall end on December 31 of each year or such other date as may be established by the Manager.

8.3       Reports.  The Company shall deliver or cause to be delivered, within 90 days after the end of each Fiscal Year, to each Person who was a Member at any time during such Fiscal Year, all information reasonably necessary for the preparation of such Person’s United States federal and applicable state income tax returns.

ARTICLE IX

TAX MATTERS

9.1       Preparation of Tax Returns.  The Company shall arrange for the preparation and timely filing of all tax returns required to be filed by the Company. On or before March 15, June 15, September 15, and December 15 of each Fiscal Year, the Company shall send to each Person who was a Member at any time during the prior quarter, an estimate of such Member’s state tax apportionment information and allocations to the Members of taxable income, gains, losses deductions and credits for the prior quarter, which estimate shall have been reviewed by the Company’s outside tax accountants. In addition, no later than the later of (i) March 15 following the end of the prior Fiscal Year, and (ii) five (5) Business Days after the issuance of the final audit report for a Fiscal Year by the Company’s auditors, the Company shall send to each Person who was a Member at any time during such Fiscal Year, a statement showing such Member’s final state tax apportionment information and allocations to the Members of taxable income, gains, losses deductions and credits for such Fiscal Year and a completed IRS Schedule K-1. Each Member shall notify the other Members upon receipt of any notice of tax examination of the Company by federal, state or local authorities.  In its capacity as Tax Matters Partner, Holdings shall have the authority to prepare the tax returns of the Company using such permissible methods and elections as it determines in its reasonable discretion, including without limitation the use of any permissible method under Section 706 of the Code for purposes of determining the varying Company Interests of its Members.

9.2       Tax Elections.  The Taxable Year shall be the Fiscal Year set forth in Section 8.2. The Company shall make an election pursuant to Section 754 of the Code, shall not thereafter revoke such election and shall make a new election pursuant to Section 754 to the extent necessary following any “termination” of the Company under Section 708 of the Code. Each Member will upon request supply any information reasonably necessary to give proper effect to any such elections.

9.3       Tax Controversies.  Holdings is hereby designated the Tax Matters Partner and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Member agrees to cooperate with the

Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings. The Tax Matters Partners shall keep all Members fully informed of the progress of any examinations, audits or other proceedings, and all Members shall have the right to participate at their expense in any such examinations, audits or other proceedings. Notwithstanding the foregoing, the Tax Matters Partners shall not settle or otherwise compromise any issue in any such examination, audit or other proceeding without first obtaining approval of the Manager. Nothing herein shall diminish, limit or restrict the rights of any Member under Subchapter C, Chapter 63, Subtitle F of the Code (Code Sections 6221 et seq.).

ARTICLE X

RESTRICTIONS ON TRANSFER OF UNITS; PREEMPTIVE RIGHTS

10.1     Transfers by Members.  No holder of Units may Transfer any interest in any Units, except Transfers (a) pursuant to and in accordance with Section 10.2 or (b) approved in writing by the Manager. Notwithstanding the foregoing, “Transfer” shall not include an event that terminates the existence of a Member for income tax purposes (including, without limitation, a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, termination of a partnership pursuant to Code Section 708(b)(1)(B), a sale of assets by, or liquidation of, a Member pursuant to an election under Code Section 338, or merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member), but that does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member).

10.2     Permitted Transfers.  The restrictions contained in Section 10.1 shall not apply to any Transfer (each, a “Permitted Transfer”) pursuant to (i) a Change of Control Transaction, (ii) a Transfer by any Member to such Member’s spouse, any lineal ascendants or descendents or trusts or other entities in which such Member or Member’s spouse, lineal ascendants or descendents hold (and continue to hold while such trusts or other entities hold Units) 50% or more of such entity’s beneficial interests, (iii) pursuant to the laws of descent and distribution and (iv) if such Transfer is made by an Original Member, a Transfer to a partner, shareholder or member of such Original Member; provided,  however, that (A) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units pursuant to the foregoing clauses (ii), (iii) and (iv), and (B) the transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this Agreement and, the transferor will deliver a written notice to the Company and the Members, which notice will disclose in reasonable detail the identity of the proposed transferee.  In the case of a Permitted Transfer by RIHI to a transferee in accordance with this Section 10.2, RIHI shall be required to also transfer the fraction of its remaining Class B Common Stock ownership corresponding to the proportion of RIHI’s Units that were transferred in the transaction to such transferee, it being understood that in the event such transfer is to any transferee other than David L. Liniger, the voting rights of the Class B Common Stock transferred to such transferee shall be reduced to one vote for each Unit held by such transferee.

10.3     Restricted Units Legend.  The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON OCTOBER 1, 2013, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF RMCO, LLC, AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, AND RMCO, LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY RMCO, LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any units which cease to be Units in accordance with the definition thereof.

10.4     Transfer.  Prior to Transferring any Units (other than pursuant to a Change of Control Transaction), the Transferring Holder of Units shall cause the prospective Transferee to be bound by this Agreement and any other agreements executed by the holders of Units and relating to such Units in the aggregate (collectively, the “Other Agreements”), and shall cause the prospective Transferee to execute and deliver to the Company and the other holders of Units counterparts of this Agreement and any applicable Other Agreements. Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement (including any prohibited indirect Transfers) (a) shall be void, and (b) the Company shall not record such Transfer on its books or treat any purported Transferee of such Units as the owner of such securities for any purpose.

10.5     Assignee’s Rights.

(a)        The Transfer of a Company Interest in accordance with this Agreement shall be effective as of the date of its assignment (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Company. Profits, Losses and other Company items shall be allocated between the transferor and the Assignee according to Code Section 706, using any permissible method as determined in the reasonable discretion of the Manager. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made after such date shall be paid to the Assignee.

(b)        Unless and until an Assignee becomes a Member pursuant to Article XII, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided,  however, that, without relieving the transferring Member from any such limitations or obligations as more fully described in Section 10.6, such Assignee shall be bound by any limitations and obligations of a Member contained herein that a Member would be bound on account of the Assignee’s Company Interest (including the obligation to make Capital Contributions on account of such Company Interest).

10.6     Assignor’s Rights and Obligations.  Any Member who shall Transfer any Company Interest in a manner in accordance with this Agreement shall cease to be a Member with respect to such Units or other interest and shall no longer have any rights or privileges, or, except as set forth in this Section 10.6, duties, liabilities or obligations, of a Member with respect to such Units or other interest (it being understood, however, that the applicable provisions of Sections 6.9 and 7.4 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Member) is admitted as a Substituted Member in accordance with the provisions of Article XII (the “Admission Date”), (i) such assigning Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units or other interest, and (ii) the Manager may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Units or other interest for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Units or other interest in the Company from any liability of such Member to the Company with respect to such Company Interest that may exist on the Admission Date or that is otherwise specified in the Delaware Act and incorporated into this Agreement or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the other agreements with the Company.

10.7     Overriding Provisions

(a)        Any Transfer in violation of this Article X shall be null and void ab initio, and the provisions of Sections 10.5 and 10.6 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Article X shall not become a Member, shall not be entitled to vote on any matters coming before the Members and shall not have any other rights in or with respect to any rights of a Member of the Company. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. The Manager shall promptly amend the Schedule of Members to reflect any Permitted Transfer pursuant to this Article X.

(b)        Notwithstanding anything contained herein to the contrary (including, for the avoidance of doubt, the provisions of Section 10.1 and Article XI and Article XII), in no event shall any Member Transfer any Units to the extent such Transfer would:

(i)         result in the violation of the Securities Act, or any other applicable federal, state or foreign laws;

(ii)       cause an assignment under the Investment Company Act;

(iii)      be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any indebtedness under, any note, mortgage, loan agreement or similar instrument or document to which the Company or the Manager is a party;

(iv)       cause the Company to lose its status as a partnership for federal income tax purposes and, without limiting the generality of the foregoing, such Transfer was effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Section 1.7704-1 of the Treasury Regulations;

(v)        be a Transfer to a Person who is not legally competent or who has not achieved his or her majority under applicable Law (excluding trusts for the benefit of minors);

(vi)       cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or successor provision of the Code; or

(vii)     result in the Company having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)).

ARTICLE XI

REDEMPTION AND EXCHANGE RIGHTS

11.1     Redemption Right of a Member.

(a)        Each Member (other than Holdings) shall be entitled to cause the Company to redeem (a “Redemption”) its Common Units (the “Redemption Right”) at any time following the expiration of the lock-up period under the lock-up agreement, dated as of July 12, 2013, executed by RIHI.  A Member desiring to exercise its Redemption Right (the “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company with a copy to Holdings. The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and a date, not less than seven (7) Business Days nor more than ten (10) Business Days after delivery of the Redemption Notice, on which exercise of the Redemption Right shall be completed (the “Redemption Date”). Unless the Redeeming Member timely has delivered a Retraction Notice as provided in Section 11.1(b) or has revoked or delayed a Redemption as provided in Section 11.1(c), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) the Redeeming Member shall transfer and surrender the Redeemed Units to the Company, free and clear of all liens and encumbrances, and (ii) the Company shall (x) cancel the Redeemed Units, (y) transfer to the Redeeming Member the consideration to which the Redeeming Member is entitled under Section 11.1(b), and (z), if the Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (i) of this Section 11.1(a) and the Redeemed Units.

(b)        In exercising its Redemption Right, a Redeeming Member shall be entitled to receive the Share Settlement or the Cash Settlement; provided that Holdings shall have the option as provided in Section 11.2 and subject to Section 11.1(d) to select whether the redemption payment is made by means of a Share Settlement or a Cash Settlement. Within three (3) Business Days of delivery of the Redemption Notice, Holdings shall give written notice (the “Contribution Notice”) to the Company (with a copy to the Redeeming Member) of its intended settlement method; provided that if Holdings does not timely deliver a Contribution Notice, Holdings shall be deemed to have elected the Share Settlement method. If Holdings elects the Cash Settlement method, the Redeeming Member may retract its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to Holdings) within two (2) Business Days of delivery of the Contribution Notice. The timely delivery of a Retraction Notice shall terminate all of the Redeeming Member’s, Company’s and Holdings’ rights and obligations under this Section 11.1 arising from the Redemption Notice.

(c)        In the event Holdings elects a Share Settlement in connection with a Redemption, a Redeeming Member shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists: (i) any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the Securities and Exchange Commission or no such resale registration statement has yet become effective; (ii) Holdings shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption; (iii) Holdings shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Class A Common Stock registered at or immediately following the consummation of the Redemption; (iv) Holdings shall have disclosed to such Redeeming Member any material non-public information concerning Holdings, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and Holdings does not permit disclosure); (v) any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the Securities and Exchange Commission; (vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded; (vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any governmental entity that restrains or prohibits the Redemption; or (viii) Holdings shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Member to consummate the resale of Class A Common Stock to be received upon such redemption pursuant to an effective registration statement; provided further, that in no event shall the Redeeming Member seeking to Revoke its Redemption Notice or delay the consummation of such Redemption and relying on any of the matters contemplated in clauses (i) through (viii) above have controlled or intentionally influenced any facts, circumstances, or Persons in connection therewith (except in the good faith performance of his or her duties as an officer or director of Holdings) in order to provide such Redeeming Member with a basis for such delay or revocation.  If a Redeeming Member delays the consummation of a Redemption pursuant to this Section 11.1(c), the Redemption Date shall occur on the fifth Business Day following the date on which the conditions giving rise to such delay cease to exist.

(d)        The number of shares of Class A Common Stock and the Redeemed Units Equivalent that a Redeeming Member is entitled to receive under Section 11.1(b) (whether through a Share Settlement or Cash Settlement) shall not be adjusted on account of any Distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided,  however, that if a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any Distribution with respect to the Redeemed Units but prior to payment of such Distribution, the Redeeming Member shall be entitled to receive such Distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member transferred and surrendered the Redeemed Units to the Company prior to such date.

(e)        In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then in exercising it Redemption Right a Redeeming Member shall be entitled to receive the amount of such security that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.

11.2     Election and Contribution of Holdings.  In connection with the exercise of a Redeeming Member’s Redemption Rights under Section 11.1(a), Holdings shall contribute to the Company the consideration the Redeeming Member is entitled to receive under Section 11.1(b).  Holdings, at its option, shall determine whether to contribute, pursuant to Section 11.1(b), the Share Settlement or the Cash Settlement. Unless the Redeeming Member has timely delivered a Retraction Notice as provided in Section 11.1(b), or has revoked or delayed a Redemption as provided in Section 11.1(c), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) Holdings shall make its Capital Contribution to the Company (in the form of the Share Settlement or the Cash Settlement) required under this Section 11.2, and (ii) the Company shall issue to Holdings a number of Common Units equal to the number of Redeemed Units surrendered by the Redeeming Member.  Notwithstanding any other provisions of this Agreement to the contrary, in the event that Holdings elects a Cash Settlement, Holdings shall only be obligated to pay in respect of such Cash Settlement to the Redeeming Member the net proceeds (after deduction of any underwriters’ discounts or commissions and brokers’ fees or commissions) from the sale by Holdings of a number of shares of Class A Common Stock equal to the number of Redeemed Units to be redeemed with such Cash Settlement. The timely delivery of a Retraction Notice shall terminate all of the Company’s and Holdings’ rights and obligations under this Section 11.2 arising from the Redemption Notice.

11.3     Exchange Right of Holdings.

(a)        Notwithstanding anything to the contrary in this Article XI, Holdings may, in its sole and absolute discretion, elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement or Cash Settlement, as the case may be, through a direct exchange of such Redeemed Units and such consideration between the Redeeming Member and Holdings (a “Direct Exchange”).  Upon such Direct Exchange pursuant to this Section 11.3, Holdings shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Units.

(b)        Holdings may, at any time prior to a Redemption Date, deliver written notice (an “Exchange Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its right to consummate a Direct Exchange; provided that such election does not prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date.  An Exchange Election Notice may be revoked by Holdings at any time; provided that any such revocation does not prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all the Redeemed Units that would have otherwise been subject to a Redemption. Except as otherwise provided by this Section 11.3, a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Redemption would have been consummated if Holdings had not delivered an Exchange Election Notice.

11.4     Reservation of Class A Shares; Listing; Certificate of Holdings.  At all times Holdings shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Redemption or Direct Exchange, such number of shares of Class A Common Stock as shall be issuable upon any such Redemption or Direct Exchange pursuant to Share Settlements; provided that nothing contained herein shall be construed to preclude Holdings from satisfying its obligations in respect of any such Redemption or Direct Exchange by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of Holdings) or the delivery of cash pursuant to a Cash Settlement. Holdings shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Redemption or Direct Exchange to the extent a registration statement is effective and available for such shares. Holdings shall use its commercially reasonable efforts to list the Class A Common Stock required to be delivered upon any such Redemption or Direct Exchange prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Redemption or Direct Exchange (it being understood that any such shares may be subject to transfer restrictions under applicable securities laws). Holdings covenants that all Class A Common Stock issued upon a Redemption or Direct Exchange will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article XI shall be interpreted and applied in a manner consistent with the corresponding provisions of Holdings’ certificate of incorporation.

11.5     Effect of Exercise of Redemption or Exchange Right.  This Agreement shall continue notwithstanding the consummation of a Redemption or Direct Exchange and all governance or other rights set forth herein shall be exercised by the remaining Members and the Redeeming Member (to the extent of such Redeeming Member’s remaining interest in the Company). No Redemption or Direct Exchange shall relieve such Redeeming Member of any prior breach of this Agreement.

11.6     Tax Treatment.  Unless otherwise required by applicable law, the parties hereto acknowledge and agree a Redemption or a Direct Exchange, as the case may be, shall be treated as a direct exchange between Holdings and the Redeeming Member for U.S. federal and applicable state and local income tax purposes.

ARTICLE XII

ADMISSION OF MEMBERS

12.1     Substituted Members.  Subject to the provisions of Article X hereof, in connection with the Permitted Transfer of a Company Interest hereunder, the transferee shall become a substituted Member (“Substituted Member”) on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the books and records of the Company.

12.2     Additional Members.  Subject to the provisions of Article X hereof, a Person may be admitted to the Company as an additional Member (“Additional Member”) only upon furnishing to the Manager (a) counterparts of this Agreement and any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as the Manager may deem appropriate in its sole discretion). Such admission shall become effective on the date on which the Manager determines in its sole discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Company.

ARTICLE XIII

WITHDRAWAL AND RESIGNATION OF MEMBERS

13.1     Withdrawal and Resignation of Members.  No Member shall have the power or right to withdraw or otherwise resign as a Member from the Company prior to the dissolution and winding up of the Company pursuant to this Article XIII. Any Member, however, that attempts to withdraw or otherwise resign as a Member from the Company without the prior written consent of the Manager upon or following the dissolution and winding up of the Company pursuant to this Article XIII, but prior to such Member receiving the full amount of Distributions from the Company to which such Member is entitled pursuant to this Article XIII, shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Member. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.6, such Member shall cease to be a Member.

ARTICLE XIV

DISSOLUTION AND LIQUIDATION

14.1     Dissolution.  The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal or resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, upon:

(a)        the unanimous decision of the Members that then hold Common Units to dissolve the Company;

(b)        a Change of Control Transaction; or

(c)        the entry of a decree of judicial dissolution of the Company under Section 35-5 of the Delaware Act or an administrative dissolution under Section 18-802 of the Delaware Act. Except as otherwise set forth in this Article XIV, the Company is intended to have perpetual existence. An Event of Withdrawal shall not cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.

14.2     Liquidation and Termination.  On dissolution of the Company, the Manager shall act as liquidator or may appoint one or more Persons as liquidator. The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidators shall continue to operate the Company properties with all of the power and authority of the Manager. The steps to be accomplished by the liquidators are as follows:

(a)        as promptly as possible after dissolution and again after final liquidation, the liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b)        the liquidators shall cause the notice described in the Delaware Act to be mailed to each known creditor of and claimant against the Company in the manner described thereunder;

(c)        the liquidators shall pay, satisfy or discharge from Company funds, or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine): first, all expenses incurred in liquidation; and second, all of the debts, liabilities and obligations of the Company; and

(d)        all remaining assets of the Company shall be distributed to the Members in accordance with Article IV by the end of the Taxable Year during which the liquidation of the Company occurs (or, if later, by 90 days after the date of the liquidation).

The distribution of cash and/or property to the Members in accordance with the provisions of this Section 14.2 and Section 14.3 below constitutes a complete return to the Members of their Capital Contributions, a complete distribution to the Members of their interest in the Company and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Delaware Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

14.3     Deferment; Distribution in Kind.  Notwithstanding the provisions of Section 14.2, but subject to the order of priorities set forth therein, if upon dissolution of the Company the liquidators determine that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the liquidators may, in their sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy Company liabilities (other than loans to the Company by Members) and reserves. Subject to the order of priorities set forth in Section 14.2, the liquidators may, in their sole discretion, distribute to the Members, in lieu of cash, either (a) all or any portion of such remaining Company assets in-kind in accordance with the provisions of Section 14.2(d), (b) as tenants in common and in accordance with the provisions of Section 14.2(d), undivided interests in all or any portion of such Company assets or (c) a combination of the foregoing. Any such Distributions in kind shall be subject to (a) such conditions relating to the disposition and management of such assets as the liquidators deem reasonable and equitable and (b) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any Company assets distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article V. The liquidators shall determine the Fair Market Value of any property distributed in accordance with the valuation procedures set forth in Article XV.

14.4     Cancellation of Certificate.  On completion of the distribution of Company assets as provided herein, the Company is terminated (and the Company shall not be terminated prior to such time), and the Manager (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 14.4.

14.5     Reasonable Time for Winding Up.  A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 14.2 and 14.3 in order to minimize any losses otherwise attendant upon such winding up.

14.6     Return of Capital.  The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).

ARTICLE XV

VALUATION

15.1     Determination.  “Fair Market Value” of a specific Company asset will mean the amount which the Company would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale), as such amount is determined by the Manager (or, if pursuant to Section 14.2, the liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.

15.2     Dispute Resolution.  If any Member or Members dispute the accuracy of any determination of Fair Market Value in accordance with Section 15.1, and the Manager and such Member(s) are unable to agree on the determination of the Fair Market Value of any asset of the Company, the Manager and such Member(s) shall each select a nationally recognized investment banking firm experienced in valuing securities of closely-held companies such as the Company in the Company’s industry (the “Appraisers”), who shall each determine the Fair Market Value of the asset or the Company (as applicable) in accordance with the provisions of Section 15.1. The Appraisers shall be instructed to give written notice of their determination of the Fair Market Value of the asset or the Company (as applicable) within 30 days of their appointment as Appraisers. If Fair Market Value as determined by an Appraiser is higher than Fair Market Value as determined by the other Appraiser by 10% or more, and the Manager and such Member(s) do not otherwise agree on a Fair Market Value, the original Appraisers shall designate a third Appraiser meeting the same criteria used to select the original two. If Fair Market Value as determined by an Appraiser is within 10% of the Fair Market Value as determined by the other Appraiser (but not identical), and the Manager and such Member(s) do not otherwise agree on a Fair Market Value, the Manager shall select the Fair Market Value of one of the Appraisers.  The fees and expenses of the Appraiser shall be borne by the Company.

ARTICLE XVI

GENERAL PROVISIONS

16.1     Power of Attorney.

(a)        Each Member who is an individual hereby constitutes and appoints the Manager (or the liquidator, if applicable) with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his or its name, place and stead, to:

(i)         execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Manager deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Manager deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Manager deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Member pursuant to Article XII or XIII; and

(ii)       sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Manager, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement and/or appropriate or necessary (and not inconsistent with the terms of this Agreement), in the reasonable judgment of the Manager, to effectuate the terms of this Agreement.

(b)        The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member who is an individual and the transfer of all or any portion of his or its Company Interest and shall extend to such Member’s heirs, successors, assigns and personal representatives.

16.2     Confidentiality.  The Manager and each of the Members agree to hold the Company’s Confidential Information in confidence and may not use such information except in furtherance of the business of the Company or as otherwise authorized separately in writing by the Manager. “Confidential Information” as used herein includes, but is not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Company’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Company’s business. With respect to the  Manager and each Member, Confidential Information does not include information or material that: (a) is rightfully in the possession of the Manager or each Member at the time of disclosure by the Company; (b) before or after it has been disclosed to the Manager or each Member by the Company, becomes part of public knowledge, not as a result of any action or inaction of the Manager or such Member, respectively, in violation of this Agreement; (c) is approved for release by written authorization of the CEO of the Company or Holdings; (d) is disclosed to the Manager or such Member or their representatives by a third party not, to the knowledge of the Manager or such Member, respectively, in violation of any obligation of confidentiality owed to the Company with respect to such information; or (e) is or becomes independently developed by the Manager or such Member or their respective representatives without use or reference to the Confidential Information.

16.3     Amendments.  This Agreement may be amended or modified upon the consent of Members holding a majority of the Common Units. Notwithstanding the foregoing, no amendment or modification to any of the terms and conditions of this Agreement which terms and conditions expressly require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter.

16.4     Title to Company Assets.  Company assets shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. The Company shall hold title to all of its property in the name of the Company and not in the name of any Member. All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

16.5     Addresses and Notices.  Any notice provided for in this Agreement will be in writing and will be either personally delivered, or received by certified mail, return receipt requested, or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient and to any Member at such address as indicated by the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally or sent by telecopier (provided confirmation of transmission is received), three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service. The Company’s address is:

To the Company:

RMCO, LLC

c/o RE/MAX International Holdings, Inc.

5075 S. Syracuse Street

Denver, Colorado 80237

Attn: David Metzger, Chief Financial Officer and Geoffrey Lewis, General Counsel

Facsimile: (303) 796-3599

with a copy (which copy shall not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105

Attn: Gavin B. Grover

Facsimile: (415) 268-7113

16.6     Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

16.7     Creditors.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company Profits, Losses, Distributions, capital or property other than as a secured creditor.

16.8     Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

16.9     Counterparts.  This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

16.10   Applicable Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of the State of Delaware, and the parties agree to jurisdiction and venue therein.

16.11   Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16.12   Further Action.  The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

16.13   Delivery by Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic transmission by a facsimile machine or via email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

16.14   Right of Offset.  Whenever the Company is to pay any sum (other than pursuant to Article IV) to any Member, any amounts that such Member owes to the Company which are not the subject of a good faith dispute may be deducted from that sum before payment.

16.15   Effectiveness; Fourth LLC Agreement.  This Agreement shall be effective immediately prior to the time at which the IPO closes on the IPO Closing Date (the “Effective Time”). The Third LLC Agreement shall govern the rights and obligations of the parties to the Fourth LLC Agreement and the Unitholders for the time prior to the Effective Time.

16.16   Entire Agreement.  This Agreement, those documents expressly referred to herein (including the Registration Rights Agreement and Tax Receivable Agreements), any indemnity agreements entered into in connection with the Third LLC Agreement with any member of the board of managers at that time and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.  For the avoidance of doubt, the Third LLC Agreement and the Letter Agreement are superseded by this Agreement as of the Effective Time and shall be of no further force and effect thereafter.

16.17   Remedies.  Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

16.18   Descriptive Headings; Interpretation.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

COMPANY:

RMCO, LLC

By:	/s/ Geoffrey D. Lewis
Name: Geoffrey D. Lewis
Title: Executive Vice President and Chief Legal and Compliance Officer

[Signature Page to LLC Agreement]

MEMBERS:

WESTON PRESIDIO V, L.P.

By: Weston Presidio Management V, LLC

By:	/s/ Therese Mrozek
Name: Therese Mrozek
Title: Chief Operating Officer

[Signature Page to LLC Agreement]

RIHI, INC.

By:	/s/ Geoffrey D. Lewis
Name: Geoffrey D. Lewis
Title: Secretary

RE/MAX HOLDINGS, INC.

By:	/s/ Geoffrey D. Lewis
Name: Geoffrey D. Lewis
Title: Executive Vice President and Chief Legal and Compliance Officer

[Signature Page to LLC Agreement]

SCHEDULE I*

Schedule of Members

Member	Common Units		Percentage Interest
RIHI, Inc.	19,234,600	**	65.55%
RE/MAX Holdings, Inc.	10,107,971	***	34.45%
Total	29,342,571		100.00%

* This Schedule of Members reflects the Recapitalization and the WP Preferred Unit Redemption and WP Common Unit Redemption and shall be updated from time to time to reflect any adjustment with respect to any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Common Units, or to reflect any additional issuances of Common Units pursuant to this Agreement.

** Reflects the Recapitalization and the RIHI Initial Common Unit Redemption and RIHI Over-Allotment Option Common Unit Redemption (if applicable)

*** Reflects the HBN/Tails Contribution and the contribution of the Remaining Net IPO Proceeds and Net Over-Allotment Proceeds (if any)